Exhibit 99.2

ANNUAL STATEMENT OF COMPLIANCE

ING USA Global Funding Trust I

I, Jennifer McCourt , a duly elected and acting officer of Citibank, N.A. (“Indenture Trustee”), do hereby certify on behalf of the Indenture Trustee, that:

1.        I have reviewed and examined the performance by the Indenture Trustee of the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture pursuant to which the Trust’s notes (the “Notes”) were issued during the fiscal year ended December 31, 2009 (the “Relevant Year”); and

2.        based upon my review and examination described in Section I above, and except as provided in the Report of Independent Accountants on Applying Agreed Upon Procedures, dated as of March 29, 2010, prepared by the Trust’s independent public accountants in accordance with Section 4.05 of the Expense and Indemnity Agreement, to the best of my knowledge, the application of trust money collected by the Indenture Trustee pursuant to Section 5.02 and, if applicable, Section 6.06 of the Indenture was performed in accordance with the terms of the Indenture throughout the Relevant Year.

CITIBANK, N.A., as Indenture Trustee

By: /s/ Jennifer McCourt

      Name: Jennifer McCourt

      Title:   Vice President

Date: March 31, 2010